FOR IMMEDIATE RELEASE	July 3, 2019
Contact: Nelli Madden
732-577-9997

UMH PROPERTIES COMPLETES ACQUISITION OF OHIO COMMUNITY

FREEHOLD, NJ, July 3, 2019........ UMH Properties, Inc. (NYSE: UMH) announced that it closed on the acquisition of one community located in Ohio for a total purchase price of approximately $19.4 million. This community contains 824 developed homesites of which approximately 46% are occupied. It is situated on approximately 101 acres.

Samuel A. Landy, President and Chief Executive Officer, commented, “The acquisition of Friendly Village further strengthens our presence in the Perrysburg, Ohio market. We are particularly excited about the value-add potential of this community. It is located across the street from a Fiat Chrysler manufacturing plant, a Walgreens distribution center and a brand-new First Solar manufacturing plant. Given the area’s strong employment demand and population density, we are confident in our ability to improve occupancy and overall operations which should result in significant value creation. Friendly Village also adjoins another UMH Community that we acquired in the 4th quarter of 2018. Together, these two communities total 1,015 developed homesites, generating managerial efficiencies created by the economies of scale.

Friendly Village is the third community acquired from a four-community portfolio. We expect to close on the fourth community in the third quarter. We also have two additional communities under contract which should close in the third quarter as well.”

UMH Properties, Inc., which was organized in 1968, is a public equity REIT that owns and operates 119 manufactured home communities with approximately 22,300 developed homesites. These communities are located in New Jersey, New York, Ohio, Pennsylvania, Tennessee, Indiana, Maryland and Michigan. In addition, the Company owns a portfolio of REIT securities.

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